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                                  EXHIBIT 99.1




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[LOGO]
Financial Corporation

                                      Contact: Investor Relations Department
                                               Aames Financial Corporation
                                               (323) 210-5311


FOR IMMEDIATE RELEASE



AAMES FINANCIAL CORPORATION ANNOUNCES SALE OF $50.0 MILLION OF PREFERRED STOCK TO MAJOR STOCKHOLDER

     NEW YORK STOCK EXCHANGE APPROVES REQUEST OF AAMES FINANCIAL CORPORATION
            FOR AN EXCEPTION TO THE NYSE STOCKHOLDER APPROVAL POLICY
                   BASED ON NYSE FINANCIAL DISTRESS EXCEPTION

    RIGHTS OFFERING TO HOLDERS OF COMMON STOCK AND PREFERRED STOCK IS PLANNED


         LOS ANGELES, CALIFORNIA, MAY 19, 2000 - AAMES FINANCIAL CORPORATION (NYSE: AAM), a leader in subprime home equity lending, today announced that the New York Stock Exchange (the "Exchange") has agreed to permit the Company to rely on the Exchange's Financial Distress Exception (the "Financial Distress Exception") to the Exchange's Stockholder Approval Policy (the "Stockholder Approval Policy") and issue $50.0 million of Series C Convertible Preferred Stock to Specialty Finance Partners, the Company's largest stockholder and an affiliate of Capital Z Financial Services Fund II, L.P. ("Capital Z"), without seeking stockholder approval.


                           Description of Transaction

         The investment by Capital Z consists of (i) an equity investment in the Company by Capital Z in the amount of $50.0 million in exchange for shares of Series C Preferred Stock (the "Shares") at the lower of $0.90 per share or the average market trading price for the five days prior to the closing transaction (the "Price") and (ii) warrants to purchase another five million shares of Series C Preferred Stock at the Price per share.

         The equity portion of the transaction will be completed in two steps. The first 40.0 million shares would be sold on or after May 30, 2000 (the "Initial Closing"). The remaining shares would be sold on the earliest possible date that the Company is authorized to issue additional shares of Series C Preferred Stock pursuant to Rule 14C of the Securities Exchange Act of 1934 (the "Subsequent Closing"). In addition to normal closing conditions, the investment is subject to several other conditions including a fairness opinion to be delivered by a nationally recognized investment banking firm, the receipt by the Company of waivers from certain of the Company's financing providers, and a material adverse change provision in the stock purchase agreement.

         The Company is also in negotiations with an affiliate of Capital Z pursuant to which the Company will enter into a forward residual purchase facility that would purchase up to $75.0 million of assets created by the Company in securitization transactions during the next 24 months.


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                                 Rights Offering

         Existing stockholders will have the right to purchase a proportional amount of shares of Series C Preferred Stock at the Price pursuant to a rights offering that will commence as soon as practicable after the Initial Closing (and subject to the appropriate regulatory approvals) to all holders of the Company's Common Stock and all holders of the Company's Series C Preferred Stock, other than Capital Z and its affiliates.


                  Exception to Stockholder Approval Requirement

         The issuance of the shares of Series C Convertible Preferred Stock to Capital Z would normally require approval of the Company's stockholders according to the Stockholder Approval Policy of the Exchange. However, the Financial Distress Exception is available if the delay necessary to seek stockholder approval would seriously jeopardize the financial viability of the Company and if the Company's Audit Committee expressly approves the Company's reliance on the Financial Distress Exception.

         The Audit Committee of the Board of Directors has determined that the delay necessary in securing such stockholder approval would seriously jeopardize the financial viability of the Company. The determination was based primarily on adverse market conditions, lack of available liquidity to fund the Company's loan production, the lack of other available alternative sources of liquidity and covenants in certain of the Company's warehouse and repurchase lines and indentures relating to the Company's public debt that require the Company to maintain certain levels of liquidity. Upon making such a determination, the Audit Committee expressly approved the Company's omission to seek the stockholder approval that would otherwise have been required under the Stockholder Approval Policy and the Exchange accepted the Company's application for reliance on the Financial Distress Exception.

         In reliance on the Financial Distress Exception, the Company is mailing to all stockholders on or about May 19, 2000 a letter notifying them of its intention to issue the shares on, or after, May 30, 2000 to Capital Z without seeking their approval.

         Aames Financial Corporation is a leading home equity lender, and at March 31, 1999 operated 101 retail Aames Home Loan offices and 7 wholesale branches nationwide.

         From time to time the Company may publish forward-looking statements relating to such matters as anticipated financial performance, business prospects and similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company's actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company's forward-looking statements. The risks and uncertainties that may affect the operations, performance and results of the Company's business include the following: negative cash flow and continued access to outside sources of cash to fund operations; dependence on funding sources; third party rights to terminate mortgage servicing; high delinquencies and losses in our securitization trusts; prepayment risk; changes in interest rates; basis risk; prolonged interruptions or reductions in the secondary market for mortgage loans; timing of loan sales; dependence on broker network; competition; concentration of operations in California and Florida; economic conditions; contingent risks on loans we sell; government regulation; changes in federal income tax laws; Year 2000 compliance; our ability to pay dividends and the concentrated ownership of our controlling stockholder. For a more complete discussion of these risks and uncertainties, see "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations - Risk Factors" in the Company's Annual Report on Form 10-K and 10-K/A for the fiscal year ended June 30, 1999 and "Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations - Risk Factors" in Form 10-Q for the quarter ended December 31, 1999, and subsequent Company Filings with the United States Securities and Exchange Commission.


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